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Exhibit 10.17

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

        This Separation Agreement and General Release of all Claims (hereinafter "Agreement"), dated as of January 30, 2008, is made and entered into between GUESS?, INC., a Delaware corporation (hereinafter "GUESS"), and Stephen Pearson (hereinafter "EMPLOYEE"), and is made in light of the following:

        EMPLOYEE is employed by GUESS as the Executive Vice President/Chief Supply Chain Officer. EMPLOYEE's employment with GUESS shall terminate on February 4, 2008 (the "Termination Date"). The parties hereto desire to resolve all pending issues and/or claims between them, regarding the employment of EMPLOYEE, the performance of EMPLOYEE's duties as an employee of GUESS, and the termination of EMPLOYEE's employment with GUESS.

        The parties hereto acknowledge that each has denied, and continues to deny, any claims existing or asserted by the other, but that GUESS and EMPLOYEE, desire to bring matters relating to EMPLOYEE's employment with GUESS to a conclusion. Therefore, the parties make this Agreement, and expressly recognize that the making of this Agreement does not in any way constitute an admission of wrongdoing or liability on the part of either party.

        1.     EMPLOYEE represents and warrants that EMPLOYEE (a) has not filed any complaints, lawsuits, charges and/or other claims against GUESS, or any of the Releasees identified in Paragraph 4 below, with any court or government agency or entity based upon or arising out of or in any way related to EMPLOYEE's employment, the termination of EMPLOYEE's employment, or any acts or events which occurred prior to EMPLOYEE's execution of this Agreement; (b) has not assigned any such action, cause of action, claim, judgment, obligation, damage or liability or authorized any other person or entity to assert such on EMPLOYEE's behalf; and (c) has not at any time sustained physical or mental injury arising out of EMPLOYEE's employment, or the termination thereof, with GUESS through the date of execution of this Agreement.

        2.     In consideration of covenants undertaken and releases given herein by EMPLOYEE, GUESS agrees to: (a) pay EMPLOYEE the sum of Four Hundred Sixty Five Thousand Dollars ($465,000), less all legally required withholdings for taxes and other related obligations, which sum represents a twelve (12) month severance to be paid in equal installments on regularly scheduled paydays commencing within two weeks after receipt by GUESS of this Agreement executed by EMPLOYEE, subject to the terms set forth in this paragraph 2; and (b) cost share COBRA premiums for medical and dental benefits for EMPLOYEE and maintain EMPLOYEE's participation in Exec-U-Care, both in the same amount and on the same terms and conditions as existed on EMPLOYEE's Termination Date from February 4, 2008 through January 31, 2009; however, should EMPLOYEE find and begin employment, or enter into a consulting or other compensatory arrangement prior to February 4, 2009, at a salary equal to or greater than EMPLOYEE's salary at GUESS as of February 4, 2008, payments under this paragraph 2 shall be discontinued. If EMPLOYEE accepts and begins employment or enters a consulting or other compensatory arrangement prior to January 23, 2009, at a salary lower than the above referenced GUESS salary, GUESS will reimburse the difference in compensation from the date of such employment.

        EMPLOYEE acknowledges that GUESS is not obligated to provide certain of the above-referenced consideration to EMPLOYEE under its normal policies and procedures. EMPLOYEE also acknowledges that no other monetary payments shall be made to EMPLOYEE in return for entering into this Agreement and no other monies are owed to EMPLOYEE by GUESS or by any of the Releasees identified in Paragraph 4 below.

        3.     In consideration of the covenants undertaken herein by GUESS, EMPLOYEE agrees: (a) to continue to comply with Sections 7(b) through (e) of the Employment Agreement by and between GUESS and the EMPLOYEE, dated January 31, 2006 (the "Employment Agreement"), concerning non-solicitation of GUESS customers, suppliers and employees through February 4, 2009; (b) to continue to comply with the terms of GUESS's Confidentiality Agreement which is attached hereto as Exhibit A and made a part hereof ("Confidentiality Agreement"); (c) that GUESS may enforce the confidentiality provisions of the Confidentiality Agreement in connection with EMPLOYEE's conduct as if EMPLOYEE were still an employee of GUESS, to the extent permitted by law; (d) to return any and all GUESS property to GUESS forthwith; and (e) that EMPLOYEE will remain available for questions concerning EMPLOYEE's position if requested by GUESS. EMPLOYEE agrees that the provisions of this paragraph are necessary and reasonable.

        EMPLOYEE agrees to notify GUESS's Legal Department in the event that EMPLOYEE is contacted by anyone in connection with either GUESS or any officers, directors or employees of GUESS. In particular, EMPLOYEE acknowledges and agrees that EMPLOYEE is obligated to cooperate with GUESS and its counsel, in connection with any subpoenas, process, or any actual or potential litigation matters related in any way to GUESS or any officers, directors, or employees of GUESS. EMPLOYEE further acknowledges and agrees that any breach of this provision will require the return of any severance amount paid by GUESS under this Agreement.

        4.     In consideration of the covenants undertaken herein by GUESS, EMPLOYEE also hereby covenants not to sue and fully releases and discharges GUESS, all of its divisions, and all of its parent, successor, subsidiary and affiliated companies and entities, and each of their respective divisions, officers, directors, shareholders, partners, limited partners, agents, employees, representatives, independent contractors, payroll companies, attorneys, insurers, licensees and assigns, past and present (all of which and whom are collectively referred to as "Releasees"), with respect to and from, any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which EMPLOYEE now owns or holds, or has at anytime heretofore owned or held, or may in the future hold against said Releasees, or any of them, arising out of, grounded upon, or in any way connected with EMPLOYEE's employment relationship with GUESS, the separation from that employment, or any other transactions, occurrences, acts or omissions or any loss, damages or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Releasees, or any of them, committed or omitted prior to the date of this Agreement ("Claim or Claims"). EMPLOYEE's release of any such Claim or Claims includes, but is not limited to, any action arising out of any foreign, federal, state or local constitution, statute, ordinance, regulation, or common law, including, but not limited to, any Claims arising under the Age Discrimination In Employment Act; Title VII of the Civil Rights Act of 1964; the Equal Pay Act; the American with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act; all provisions of the California Labor Code; all provisions of the California Government Code; NLRB charges or Claims of discrimination based on "union" status; the Orders of the California Industrial Welfare Commission regulating wages, hours and working conditions; any other foreign, federal, state or local laws, prohibiting employment discrimination or otherwise regulating employment, including but not limited to, any Claim or Claims for discrimination, failure to prevent discrimination, failure to prevent retaliation, harassment, failure to prevent harassment, assault, battery, misrepresentation, fraud, deceit, invasion of privacy, breach of contract, breach of collective bargaining agreement, breach of quasi-contract, breach of implied contract, an accounting, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, libel, slander, negligent or intentional infliction of emotional distress, violation of public policy, negligent supervision, negligent retention, negligence, or interference with business opportunity or with contracts; and any Claim or Claims for vacation pay, severance pay, bonus or similar benefit, sick leave, pension, retirement, retirement bonus, holiday pay, life insurance, health or medical insurance, reimbursement of health or medical costs; provided, however, that this release shall not affect any rights EMPLOYEE has been granted pursuant to this Agreement or under any option agreement or restricted stock agreement with respect to awards scheduled to vest thereunder prior to the Termination Date.

        5.     EMPLOYEE expressly acknowledges and agrees that this Agreement includes a waiver and release of all claims which EMPLOYEE has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C., §621, et seq. ("ADEA"). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement.

        The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which EMPLOYEE signs this Agreement. EMPLOYEE has been advised to consult a lawyer before signing this Agreement. EMPLOYEE is granted twenty-one (21) days after EMPLOYEE is presented with this Agreement to decide whether or not to sign this Agreement. EMPLOYEE will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of signing this Agreement, and this Agreement shall not become effective or enforceable until this revocation period has expired. EMPLOYEE hereby acknowledges and agrees that EMPLOYEE is knowingly and voluntarily waiving and releasing EMPLOYEE's rights and claims only in exchange for consideration (something of value) in addition to anything of value to which EMPLOYEE is already entitled.

        6.     EMPLOYEE understands, acknowledges and agrees that the California Civil Code section 1542 states as follows:

            "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

EMPLOYEE hereby expressly waives the benefit of the foregoing statute.

        7.     Should any part, term or provision of this Agreement, with the exception of the releases embodied in Paragraphs 4, 5 and 6, be declared or determined by any Court or other tribunal of appropriate jurisdiction to be invalid or unenforceable such term or provision shall be deemed stricken and severed from this Agreement and any and all other terms of the Agreement shall remain in full force and effect to the fullest extent permitted by law. The releases embodied in Paragraph 4, 5 and 6 are the essence of this Agreement and should any of these paragraphs be deemed invalid or unenforceable, this Agreement may be declared null and void and any consideration received under this Agreement shall be returned to GUESS.

        8.     The parties hereto acknowledge and agree that this Agreement constitutes and contains the entire agreement and understanding concerning the subject matter between the parties and supersedes and replaces all prior negotiations and proposed agreements, whether written or oral, other than the Confidentiality Agreement and Sections 7(b) through (e) of the Employment Agreement. Each of the parties warrants that no other party or any agent or attorney or any other party has made any promise, representation or warranty whatsoever not contained herein to induce each party to execute this Agreement and the other documents referred to herein. Each of the parties represents that they have not executed this Agreement or the other documents referred to herein in reliance on any promise, representation or warranty not contained herein.

        9.     The parties hereto acknowledge and agree that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

        10.   This Agreement shall, in all respects, be interpreted, construed and governed by and under the domestic laws of the State of California. Any judicial proceeding brought to interpret or enforce this Agreement shall be brought in the County of Los Angeles, State of California.

        11.   Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Los Angeles, California, in accordance with the Rules Resolution of Employment Disputes of the American Arbitration Association then in effect.

        12.   Should any action be brought to enforce any of the terms or conditions of this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred in the prosecution or defense of this action, including attorneys' fees.

        13.   EMPLOYEE acknowledges that EMPLOYEE has carefully read and fully understands this Agreement, and that EMPLOYEE has had the opportunity to ask GUESS about any questions, concerns or issues in connection with this Agreement, or its terms. EMPLOYEE further acknowledges that EMPLOYEE has had the opportunity, and taken it to the extent EMPLOYEE deemed appropriate and necessary, to consult legal counsel of EMPLOYEE's choice, in connection with this Agreement and consents to all of the terms and provisions contained herein knowingly, voluntarily and without any reservation whatsoever.

        14.   Either facsimile or original signatures shall be binding. EMPLOYEE's signature is binding when received by GUESS.

EMPLOYEE	GUESS?, INC.
/s/ STEPHEN PEARSON Stephen Pearson	By:	/s/ CARLOS ALBERINI
Dated: January 31, 2008		Dated: January 31, 2008

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  Exhibit 10.17
SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS